Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer
                (860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Three and Six Months Ended December 31, 2009

PUTNAM, CT, January 26, 2010 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended December 31, 2009 of $528,000 or $.08 per basic and diluted share as compared to net income of $2.0 million or $.31 per basic and diluted share for the quarter ended December 31, 2008.  The net income for the December 31, 2008 quarter was due to the previously reported tax benefit related to write-downs of Freddie Mac pass-through auction-rate securities that had primarily been recorded during the quarter ended September 30, 2008.  For the six months ended December 31, 2009, net income totaled $931,000 or $.15 per basic and diluted share as compared to a net loss of $2.0 million or $.33 per basic and $.32 per diluted share for the six months ended December 31, 2008.  The net loss was primarily due to other-than-temporarily impaired investment write-downs of $5.8 million recorded during the six months ended December 31, 2008. The write-downs included $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.83 million in Lehman Brothers corporate debt.

Net interest and dividend income decreased $107,000 or 3.2% to $3.2 million for the quarter ended December 31, 2009 compared to $3.3 million for the quarter ended December 31, 2008.  Net interest rate spread remained unchanged at 2.57% for the quarter ended December 31, 2009 and 2008, respectively.  Net interest margin decreased five basis points to 2.86% from 2.91% for the same periods.  Net interest and dividend income decreased $136,000 or 2.1% to $6.34 million for the six months ended December 31, 2009 compared to $6.48 million for the six months ended December 31, 2008.  Net interest rate spread increased ten basis points to 2.53% from 2.43% for the six months ended December 31, 2009 and 2008, respectively.  Net interest margin increased one basis point to 2.82% from 2.81% for the same periods.

The provision for loan losses decreased $58,000 or 18.0% to $265,000 for the quarter ended December 31, 2009 compared to $323,000 for the quarter ended December 31, 2008. The ratio of the allowance to gross loans outstanding was .84% as of December 31, 2009 and .75% as of December 31, 2008.  The ratio of the allowance to nonperforming loans was 21.9% as of December 31, 2009 compared to 57.8% as of December 31, 2008.  The provision for loan losses decreased $90,000 or 15.1% to $507,000 for the six months ended December 31, 2009 compared to $597,000 for the six months ended December 31, 2008.

Noninterest income increased $101,000 or 16.9% to $700,000 for the quarter ended December 31, 2009 compared to noninterest income of $599,000 for the quarter ended December 31, 2008.  This was primarily due to an increase of $512,000 in net gains on sales of securities and an increase of $49,000 in gain on loan sales.  This was partially offset by an increase of $299,000 in write-downs of investments and a decrease of $156,000 in BOLI income.  The impairment charges for the quarter ended December 31, 2009 consisted of private label CMOs.  The impairment charges for the quarter ended December 31, 2008 consisted of Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and Lehman Brothers corporate debt.  Noninterest income increased to $1.5 million for the six months ended December 31, 2009 from a noninterest charge of $4.1 million for the six months ended December 31, 2008.  This was primarily due to write-downs of investments of $5.8 million for the six months ended December 31, 2008 compared to $932,000 for the six months ended December 31, 2009.  The impairment charges for the six months ended December 31, 2009 consisted of private label CMOs.  The impairment charges for the six months ended December 31, 2008 consisted of Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and Lehman Brothers corporate debt.  Net gains on sales of securities increased $842,000 for the six months ended December 31, 2009 compared to the six months ended December 31, 2008.

Noninterest expense increased $295,000 or 11.3% to $2.9 million for the quarter ended December 31, 2009 compared to $2.6 million for the quarter ended December 31, 2008.  Salaries and benefits increased $22,000 or 1.5% to $1.52 million for the quarter ended December 31, 2009 compared to $1.50 million for the quarter ended December 31, 2008.  Occupancy expense increased $28,000 or 10.3% to $301,000 for the quarter ended December 31, 2009 compared to $273,000 for the quarter ended December 31, 2008.  This increase includes expenses related to the opening of the Bank’s new branch in Norwich, CT in September 2009.  All other noninterest expenses increased $245,000 or 28.9% to $1.1 million for the quarter ended December 31, 2009 compared to $849,000 for the quarter ended December 31, 2008.  This increase was primarily due to increases in FDIC assessments and one-time prepayment penalties on Federal Home Loan Bank advances during the quarter ended December 31, 2009, described below.  Noninterest expense increased $909,000 or 17.5% to $6.1 million for the six months ended December 31, 2009 compared to $5.2 million for the six months ended December 31, 2008.  Salaries and benefits increased $59,000 or 2.0% to $3.02 million for the six months ended December 31, 2009 compared to $2.96 million for the six ended December 31, 2008.  Occupancy expense increased $63,000 or 11.6% to $606,000 for the six months ended December 31, 2009 compared to $543,000 for the six months ended December 31, 2008.  This increase includes expenses related to the opening of the Bank’s new branch in Norwich, CT in September 2009.  All other noninterest expenses increased $787,000 or 46.9% to $2.5 million for the six months ended December 31, 2009 compared to $1.7 million for the six months ended December 31, 2008.  This increase was primarily due to other real estate owned write-downs of $321,000 on a property sold in October 2009, an increase in FDIC assessments of $251,000 and $172,000 in one-time prepayment penalties on $18.0 million of Federal Home Loan Bank advances, with a weighted average rate of 4.71%, paid off prior to maturity during the six months ended December 31, 2009.

Income tax expense amounted to $189,000 for the quarter ended December 31, 2009 compared to a tax benefit of $1.0 million for the quarter ended December 31, 2008.  The tax benefit related to the Freddie Mac write-down was not available until the quarter ending December 31, 2008.   Income tax expense amounted to $296,000 for the six months ended December 31, 2009 compared to a tax benefit of $1.3 million for the six months ended December 31, 2008.

Total assets of the Company were $480.3 million at December 31, 2009 compared to $477.3 million at June 30, 2009.  Loans decreased $4.0 million during the six months ended December 31, 2009 and represented $263.7 million or 54.9% of total assets at December 31, 2009 as compared to $267.7 million or 56.1% of total assets at June 30, 2009.  Securities available for sale decreased $44.1 million during the six months ended December 31, 2009, and represented $120.7 million or 25.1% of total assets at December 31, 2009 as compared to $164.9 million or 34.5% of total assets at June 30, 2009.  Securities held to maturity increased $35.4 million during the six months ended December 31, 2009 and represented $37.4 million or 7.8% of total assets at December 31, 2009 as compared to $2.0 million or 0.4% at June 30, 2009.

Total liabilities of the Company decreased to $436.2 million at December 31, 2009 from $437.5 million at June 30, 2009.  Borrowed funds decreased $16.5 million during the six months ended December 31, 2009, and represented $108.5 million or 22.6% of total assets as of December 31, 2009 as compared to $125.0 million or 26.2% of total assets as of June 30, 2009.  This included a reduction in FHLB borrowings of $18.0 million.  Total deposits increased $16.1 million during the six months ended December 31, 2009, and represented $324.2 million or 67.5% of total assets at December 31, 2009 as compared to $308.1 million or 64.5% of total assets at June 30, 2009.

Stockholders’ equity increased to $44.1 million at December 31, 2009 from $40.0 million at June 30, 2009, primarily due to a decrease in accumulated other comprehensive loss of $3.1 million and net income for the six months ended December 31, 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of December 31,	As of June 30,
Assets	2009	2009
Cash and due from banks	$20,975	$5,509
Federal funds sold	–	550
Securities available for sale, at fair value	120,753	164,888
Securities held to maturity, at amortized cost	37,436	2,000
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	263,744	267,717
Allowance for loan losses	(2,207)	(2,200)
Net Loans	261,537	265,517
Other real estate owned	984	1,211
Premises and equipment	5,458	5,159
Intangible assets	7,474	7,563
Other assets	17,585	16,896
Total Assets	$480,258	$477,349

Liabilities and Stockholders’ Equity
Deposits	$324,217	$308,099
Borrowed funds	108,472	124,971
Mortgagors’ escrow accounts	1,505	1,564
Other liabilities	1,974	2,819
Total Liabilities	436,168	437,453
Total Stockholders’ Equity	44,090	39,896
Total Liabilities and Stockholders’ Equity	$480,258	$477,349

(1) Includes loans held-for-sale.

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statements	2009	2008	2009	2008
Interest and dividend income	$5,783	$6,537	$11,796	$13,046
Interest expense	2,587	3,234	5,454	6,568
Net interest and dividend income	3,196	3,303	6,342	6,478
Provision for loan losses	265	323	507	597
Net interest and dividend income after provision for loan losses	2,931	2,980	5,835	5,881
Noninterest income	791	903	1,575	1,721
Writedown of investments	(603)	(304)	(932)	(5,784)
Gain on sale of investments	512	0	842	0
Noninterest expense	2,914	2,619	6,093	5,184
Income (loss) before income tax expense (benefit)	717	960	1,227	(3,366)
Income tax expense (benefit)	189	(1,009)	296	(1,324)
Net income (loss)	$528	$1,969	$931	$(2,042)

	At or for the Three Months		At or for the Six Months
	December 31,		December 31,
Financial condition data:	2009	2008	2009	2008
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$443,348	$450,101	446,258	$457,509
Average interest-bearing liabilities	$393,812	$402,256	398,436	$403,425
Average interest-earning assets to
average interest-bearing liabilities	112.58%	111.89%	112.00%	113.41%
Non-performing loans	$10,086	$3,269	10,086	$3,269
Non-performing loans to total loans (3)	3.82%	1.31%	3.82%	1.31%
Allowance for loan losses	$2,207	$1,888	2,207	$1,888
Allowance for loan losses to total loans (3)	0.84%	0.75%	0.84%	0.75%
Stockholders’ equity to assets	9.18%	7.64%	9.18%	7.64%

Selected operating data (1):
Return (loss) on average assets	0.44%	1.62%	0.38%	-0.83%
Return (loss) on average equity	4.87%	20.17%	4.42%	-9.33%
Net interest rate spread	2.57%	2.57%	2.53%	2.43%
Net interest margin (2)	2.86%	2.91%	2.82%	2.81%
Efficiency ratio (4)	74.79%	67.12%	77.85%	214.66%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.08	$0.31	$0.15	$(0.33)
Diluted	$0.08	$0.31	$0.15	$(0.32)
Book value per share	$6.75	$5.61	$6.75	$5.61
Market price per share:
High for the period	$4.00	$8.06	$5.00	$9.50
Low for the period	$2.61	$3.80	$2.61	$3.80
Close at end of period	$3.40	$4.05	$3.40	$4.05
Cash dividends declared per share	$–	$0.09	$0.04	$0.19

Weighted-average common shares outstanding:
Basic	6,309,519	6,276,963	6,302,691	6,270,346
Diluted	6,338,095	6,324,041	6,336,230	6,270,346